Exhibit 99.4

Pura Naturals Withdraws Initial EPA Applications - Retains Technology Sciences Group Inc and Microchem Laboratory to Aid in EPA Product Approval

Lake Forest, California – May 11, 2020 – Pura Naturals Inc. (OTCPINK: PNAT) (“Pura” or the “Company”), makers of eco-friendly earth-conscious cleaning products, today announces that the Company has withdrawn all applications for Environmental Protection Agency disinfectant product approvals in order to timely supplement the efforts with additional data.

Robert Doherty, C.E.O., states, “Pura Naturals has retained a well-known and respected consulting firm with a strong EPA background, Technology Sciences Group, Inc. (TSG), to assist with the EPA approvals. After TSG reviewed the initial filings, it was determined that the first applications should be withdrawn and replaced with new applications that include additional technical information. Pura has also contracted with Microchem Laboratory for additional EPA related testing. Once the testing is completed and TSG assembles the new package, those filings will be submitted, and we will announce on this subject again at that time.”

About Pura Naturals

Pura Naturals manufactures cleaning products that absorb grease and grime like a magnet. Pura Naturals' foam technology was developed in response to the gulf oil spill. The revolutionary foam absorbs grease while repelling water and inhibiting bacteria growth and odors. The earth conscious company prides itself on its plant-based products made from renewable resources with no petroleum by-products. Pura Naturals’ products are sold online through Amazon and Homedepot.com, and in stores at Ace Hardware, True Value Hardware, Menards, and other retailers nationwide.

For Further Information, please contact:

Robert Doherty, Chief Executive Officer

Pura Naturals Inc. P: 949-273-8100

www.puranaturalsproducts.com

Email: info@puranaturalsproducts.com

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. They are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements. We are not obligating ourselves to update this information based on new or changed circumstances. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, changes in relationships with third parties, product mix sold by the Company and other information, including the Company’s risk factors, described in the Company’s most recent periodic filings with the Securities and Exchange Commission.